EXHIBIT 9

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

GENIUS GROUP LIMITED, *Petitioner,* v. LZG INTERNATIONAL, INC., MICHAEL THOMAS MOE and PETER RITZ, *Respondents,* and VSTOCK TRANSFER, LLC, *Nominal Respondent.* LZG INTERNATIONAL, INC.'s SHAREHOLDERS *Intervenor.*	Case No. 1:24-cv-08464

STIPULATION AND ORDER FOR
ENTRY OF PRELIMINARY INJUNCTION ON CONSENT

WHEREAS, Petitioner Genius Group Limited ("Petitioner") commenced this proceeding on November 7, 2024, against Respondents LZG International, Inc., Michael Thomas Moe and Peter Ritz (together, "Respondents") and Vstock Transfer, LLC ("Vstock") through the filing of a Petition to Compel Arbitration and for a Temporary Restraining Order & Preliminary Injunction [ECF 1];

WHEREAS, on the same date, Petitioner moved by Order to Show Cause to enjoin Respondents, their agents, employees, attorneys and affiliates, and/or Vstock from selling, transferring, assigning, encumbering or otherwise disposing shares of Petitioner's common stock and/or share certificates that were allocated to Respondents until a final decision was reached in

arbitration proceedings before the International Chamber of Commerce (ICC) between the Petitioner and Respondents;

WHEREAS, on November 12, 2024, the Court issued a temporary restraining order, enjoining, *inter alia*, Respondents from taking any steps or other process that result in any attempt to sell, transfer, assign, encumber or otherwise dispose of shares of Petitioner's common stock [ECF 14] (the "TRO");

WHEREAS, on November 25, 2024, the Court extended the TRO until December 3, 2024 [ECF 20];

WHEREAS, on December 3, 2024, the Court extended the TRO until December 10, 2024 [ECF 22];

WHEREAS, on December 10, 2024, the Court extended the TRO until December 18, 2024 [Minute Entry, dated Dec. 10, 2024]; and

WHEREAS, the Respondents have not opposed the requested Preliminary Injunction made by Petitioner; and

WHEREAS, Petitioner and Respondents have met and conferred on the TRO, are in agreement to entry of a preliminary injunction and, therefore, wish to have the Court So-Order the agreed to injunction.

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, as follows:

1. Until final resolution of the arbitration proceedings before the ICC:

   a. Respondents and their respective representatives, parent or subsidiary companies, guarantors, owners, affiliates, directors, officers, employees, agents, insurers, administrators, spouses, heirs, estates and assigns (collectively, the "LZG Parties") and Vstock are enjoined from, directly or

indirectly, selling, transferring, assigning, encumbering or disposing of any shares of Petitioner's common stock the ("GNS Stock"), or attempting to effectuate any of the foregoing. For sake of clarity, the GNS Stock shall include any and all shares of Petitioner's common stock being held by Vstock under the ownership of the Respondents;

b. The LZG Parties are enjoined from, directly or indirectly, participating in any meetings of the stockholders of Petitioners;

c. The LZG Parties are enjoined from, directly or indirectly, voting any GNS Stock in any manner;

2. This stipulation may be executed in counterparts and when taken together shall constitute one original document, and any signatures transmitted via facsimile or other electronic means may be deemed an original.

Dated: December 16, 2024

Christopher M. Basile

Christopher Basile
Joseph Rose
The Basile Law Firm P.C.
390 N. Broadway, Suite 140
Jericho, NY 11753
Tel: (516) 455-1500
Email: chris@thebasilelawfirm.com
joe@thebasilelawfirm.com

Counsel for Petitioner
Genius Group Limited

Dated: December 16, 2024

John Parker

John E. Parker, Esq.
GenCounsel, LLC
301 S. State Street, Suite S103
Newtown, Pennsylvania 18940
Tel: (215) 280-6614
Email: jp@gencounsel.com

Counsel for Respondents
LZG International, Inc.,
Michael Thomas Moe and Peter Ritz

The parties having consented to the foregoing preliminary injunction and no opposition having been filed by Intervenor, the consensual preliminary injunction is SO ORDERED.

SO ORDERED:

Date: 12/17/2024
New York, New York

Mary Kay Vyskocil
United States District Judge